As Filed with the Securities and Exchange Commission on December 1, 2004

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHROCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-3180312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

680 Vaqueros Avenue

Sunnyvale, California 94085

(408) 736-0224

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ARTHROCARE CORPORATION AMENDED AND RESTATED

1996 EMPLOYEE STOCK PURCHASE PLAN

ARTHROCARE CORPORATION AMENDED AND RESTATED

2003 INCENTIVE STOCK PLAN

(Full title of the Plans)

Copies to:

Michael A. Baker President and Chief Executive Officer ArthroCare Corporation 680 Vaqueros Avenue Sunnyvale, California 94085 (408) 736-0224	Michael W. Hall, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 328-4600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable under the ArthroCare Corporation Amended and Restated 1996 Employee Stock Purchase Plan (3)	150,000	$29.99	$4,498,500	$569.96
Common Stock, $0.001 par value per share, issuable under the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan (3)	750,000	$29.99	$22,492,500	$2,849.80
Total	900,000	$29.99	$26,991,000	$3,419.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the ArthroCare Corporation Amended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”) and the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan (the “2003 Plan”, and together with the ESPP, the “Plans”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) for the 900,000 shares registered hereunder (the average ($29.99) of the high ($30.54) and low ($29.45) prices for the Registrant’s Common Stock reported by The Nasdaq National Market on November 30, 2004).

(3)	Each share of Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Stockholder’s Rights Agreement, will include a Preferred Share Purchase Right. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.

Proposed sales to take place as soon after the effective date of the Registration Statement as options or stock purchase rights granted under the Plans are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

ArthroCare Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) the following Registration Statement on Form S-8 relating to 291,398 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the ESPP: Registration Statement on Form S-8 filed June 19, 1996 (File No. 333-06297). This Registration Statement on Form S-8 covers 150,000 additional shares of the Registrant’s Common Stock available for issuance under the ESPP pursuant to an amendment and restatement of the ESPP.

The Registrant filed with the Commission the following Registration Statement on Form S-8 relating to 500,000 shares of the Registrant’s Common Stock, to be offered and sold under the 2003 Plan: Registration Statement on Form S-8 filed June 24, 2003 (File No. 333-106409). This Registration Statement on Form S-8 covers 750,000 additional shares of the Registrant’s Common Stock available for issuance under the 2003 Plan pursuant to an amendment and restatement of the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 000-27422), filed March 15, 2004, including all material incorporated by reference therein;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 (File Nos. 000-27422), filed May 10, 2004, August 6, 2004 and November 26, 2004, respectively, and the Registrant’s Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2004, June 30, 2004 (File Nos. 000-27422), filed November 26, 2004, respectively, including all material incorporated by reference therein;

(c)	The Registrant’s Current Reports on Form 8-K, filed January 13, 2004, February 2, 2004, February 11, 2004, April 12, 2004, April 29, 2004, July 21, 2004, September 9, 2004, October 12, 2004, October 20, 2004, October 21, 2004, November 16, 2004, November 18, 2004, November 22, 2004 and November 26, 2004, including all material incorporated by reference therein; and

(d)	The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A (File No. 000-27422), filed December 11, 1996, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

(e)	The description of the Registrant’s Preferred Share Purchase Rights which is contained in the Registration Statement on Form 8-A (File No. 000-27422), filed December 11, 1996, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock described herein has been passed upon for the Registrant by Latham & Watkins LLP, Menlo Park, California.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising our if his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Our certificate of incorporation limits the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides for the indemnification of directors, officers and employees of the Registrant to the fullest extent permitted by the Delaware General Corporation Law.

Our bylaws also provide we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director’s insurance if available on reasonable terms.

We believe that the limitation provision in our certificate of incorporation and the indemnification provisions in our certificate of incorporation, bylaws and indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors. It is the opinion of the Securities and Exchange Commission that indemnification provisions such as those contained in the certificate of incorporation, the bylaws and these agreements have no effect on a directors’ or officers’ responsibilities under the federal securities laws. We have also obtained directors’ and officers’ liability insurance covering, subject to exceptions, actions taken by our directors and officers in their capacities as such.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See the Index to Exhibits located after the signature pages.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on December 1, 2004.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker
Michael A. Baker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael A. Baker, and Fernando Sanchez, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael A. Baker Michael A. Baker	Chairman, Chief Executive Officer and President (Principal Executive Officer)	December 1, 2004

/s/ Fernando Sanchez Fernando Sanchez	Senior Vice-President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2004

/s/ Barbara D. Boyan, Ph.D. Barbara D. Boyan, Ph.D.	Director	December 1, 2004

/s/ David F. Fitzgerald David F. Fitzgerald	Director	December 1, 2004

/s/ James G. Foster James G. Foster	Director	December 1, 2004

/s/ Tord B. Lendau Tord B. Lendau	Director	December 1, 2004

/s/ Jerry P. Widman Jerry P. Widman	Director	December 1, 2004

/s/ Peter L. Wilson Peter L. Wilson	Director	December 1, 2004

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	ArthroCare Corporation Amended and Restated 1996 Employee Stock Purchase Plan (1)

4.2	ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan (2)

4.3	Form of Stock Option Agreement for the ArthroCare Corporation Amended and Restated 2003 Incentive Stock Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

(1)	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2004 (File No. 000-27422).

(2)	Incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 29, 2004 (File No. 000-27422).